CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-151805 on Form N-4 of our reports dated April 3, 2025, relating to the consolidated financial statements and schedules of Talcott Resolution Life Insurance Company. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

April 30, 2025